Exhibit 10.1
SETTLEMENT AND RELEASE AGREEMENT
     THIS AGREEMENT is made and entered into this 22 day of August, 2008, by and among David Handleman and Handleman Company.
Definitions
     The term “DH Parties” shall mean David Handleman, for himself and all his heirs, successors, assigns, including but not limited to his Estate and any of his Trusts as well as anyone claiming any rights under the Advisory Agreement dated August 16, 1989 (a copy of which is attached as Exhibit A), and each of them.
     The term “HC Parties” shall mean Handleman Company, its predecessors, heirs, successors, branches, divisions, parents, subsidiaries, affiliates, and assigns, and its present and former shareholders, directors, officers, agents, employees, attorneys of all such entities/persons, and each of them.
     The term “Parties” shall mean collectively the DH Parties and the HC Parties.
Recitals
     Whereas, David Handleman filed a complaint in the Circuit Court for the County of Oakland, State of Michigan, styled as David Handleman v. Handleman Company, Case No. 08-090111-CZ, which complaint alleges breach of contract and seeks damages (the “Lawsuit”). Handleman Company filed an answer and affirmative defenses, denying any and all claims of the complaint.
     Whereas, the Parties have reached agreement to compromise and settle any and all claims on the terms and conditions as set forth in this Agreement.

Terms and Conditions
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
     1. Return of 2007 Mercedes S 550v by David Handleman. Simultaneously with the delivery of payment set forth in paragraph 2, David Handleman shall relinquish to Handleman Company the 2007 Mercedes S 550v that Handleman Company had provided to David Handleman. The relinquishment of the vehicle shall include all keys and necessary papers for the vehicle.
     2. Payment by Handleman Company of $550,000.00. Within 10 business days of execution of this Agreement, Handleman Company shall deliver to counsel for David Handleman a check for $550,000.00 made payable to “David Handleman.”
     3. Release, Covenant Not to Sue, and Termination of Advisory Agreement. The DH Parties hereby release, acquit and forever discharge the HC Parties of and from any and all claims, demands, damages, judgments, actions or causes of action, both known and unknown, liquidated and unliquidated, fixed and contingent, direct and indirect, under any state or federal law or laws or the common law, from the beginning of time to the date hereof, which the DH Parties had, have, or ever can, shall, or may have or claim to have against the HC Parties including any claims arising out of or in connection with the Lawsuit and/or arising out of or in connection with the Advisory Agreement dated August 16, 1989 (a copy of which is attached as Exhibit A). The DH Parties covenant not to sue the HC Parties as to any of the foregoing. The Parties understand and agree that this Agreement terminates – without any further consideration and/or payment of any kind or form – the Advisory Agreement dated August 16, 1989 (a copy of which is attached as Exhibit A), including any and all of its provisions, including but not limited to, any rights to an advisory fee, death benefit or other benefits set forth in or contemplated by the Advisory Agreement dated August 16, 1989 (a copy of which is attached as Exhibit A). Except for the payment set forth in paragraph 2, the DH Parties shall not receive anything further from the HC Parties, now and/or in the future.
     4. Dismissal With Prejudice. Upon execution of this Agreement, David Handleman shall cause to be filed with the court a stipulated order of dismissal of the Lawsuit with prejudice, and without costs.
     5. Compromise. The Parties agree to exchange such consideration for the sake of compromise only. It is understood and agreed that this settlement is a compromise of a disputed claim and that the payment of any funds, the release of any claims, and any other action taken pursuant to this Agreement shall not be construed as an admission concerning the strength or weakness of any claim or any defense of the Parties.

     6. Integration, Construction of this Agreement, and Choice of Law. This Agreement constitutes a single, integrated, written contract expressing the entire agreement or compromise between the Parties. There are no other such agreements, written or oral, express or implied, between the Parties except as set forth in this document. All Parties contributed to the drafting of this Agreement, and no presumption for or against any party to this Agreement shall arise as a result of drafting. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted. This Agreement shall be construed and enforced according to Michigan law and may only be modified in writing, signed by all the Parties hereto.
     7. No Assignment. The Parties acknowledge and agree that no part of the claims released in this Agreement have been assigned to any person, entity, partnership, corporation, firm or other corporate entity.
     8. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective shareholders, directors, officers, agents, successors, heirs, and assigns.
     9. Counterparts. This Agreement may be executed in counterparts, each of which shall be considered equally authentic.
     10. Authority. The persons executing this Agreement represent and warrant that they have due and proper authority to execute this Agreement on behalf of their respective principals (including David Handleman on behalf of the DH Parties), and to bind them to the terms of this Agreement.

     11. Advice of Counsel. Each party acknowledges that the party had the advice of counsel of the party’s choosing in reviewing this Agreement and each acknowledges that the party enters into this Agreement of the party’s own free and voluntary act and will and is under no duress or undue influence.
IN WITNESS WHEREOF, each party has executed this Agreement.
DAVID HANDLEMAN (for himself and on behalf of the DH Parties)

By:

PRINTED NAME:

DATE: August 18, 2008
HANDLEMAN COMPANY (for itself and on behalf of the HC Parties)

By:

PRINTED NAME:

ITS:

DATE: August 18, 2008